UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2001

OCEAN VENTURES INC.
(Exact name of registrant as specified in its charter)

Alberta, Canada
(State or other jurisdiction of incorporation)

0-32715
(Commission File Number)

98-0343194
(IRS Employer Identification No.)

604 - 750 West Pender Street, Vancouver, BC, Canada V6C 2T7
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (604) 669-2615

Not applicable
(Former name or former address, if changed since last report)

Item 5. Other Events

Pursuant to a resolution of our board of directors, adopted as of December 1, 2001, we have written down our investment in Sourcexport Inc., a private Canadian corporation, from its carried value of $250,000 to nil. Our investment was represented by a convertible debenture issued by Sourcexport to our company, dated December 5, 2000, in the principal amount of $250,000.

The terms of the debenture provided, among other things, that it would mature on December 6, 2002, would be subject to interest at a rate equal to the prime rate plus two and one-half percent (2.5%) payable quarterly in cash, and would be convertible at our option into 10% of the issued and outstanding common shares in the capital of Sourcexport, subject to dilution in certain circumstances. Sourcexport's obligations under the debenture were secured by a general security interest granted by Sourcexport in all of Sourcexport's present and after-acquired property.

We advanced the principal amount as follows:

(a) $125,000 was advanced directly to Sourcexport; and

(b) $125,000 was deposited in a trust account, subject to Sourcexport meeting the terms and conditions of an escrow agreement.

Sourcexport failed to make interest payments under the debenture when due on March 31, 2001 and June 30, 2001. On August 28, 2001, we formally served Sourcexport with a notice of default under the debenture, together with a Notice of Intention to Enforce a Security on Form 86 under the Bankruptcy and Insolvency Act (Canada). As a result, the principal and accrued interest under the debenture became due and payable in full after a fifteen day grace period, which expired on September 12, 2001, and we took steps to enforce our security interests in Sourcexport's property.

To date, we have recovered a total of $129,423.87, which funds represent the escrowed balance of the principal amount advanced to Sourcexport, and interest thereon. Settlement negotiations between our company and Sourcexport with respect to the amounts remaining unpaid under the debenture have been unsuccessful.

To the knowledge of management of our company, Sourcexport has not been able to proceed with its business objectives due to lack of capital, has no assets of any significance, and has little prospect of achieving profitability. Accordingly, we decided to write down our investment in Sourcexport and the debenture to nil.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN VENTURES INC.

Date: December 12, 2001

/s/ Raymond Mol
Raymond Mol, President